EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

	PERCENTAGE
	OF	JURISDICTION OR STATE OF
SUBSIDIARY	OWNERSHIP	INCORPORATION
EvergreenBank	100%	Washington
EvergreenBancorp Capital Trust I	100%	Delaware
EvergreenBancorp Statutory Trust II	100%	Connecticut